CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated November 30, 2020, relating to the financial statements and financial highlights of A3 Alternative Credit Fund for the year ended September 30, 2020, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus.

Cohen & Company, Ltd.

Cleveland, Ohio

December 22, 2020